Exhibit 1.  Articles of Incorporation.

ARTICLES OF INCORPORATION STATE OF WYOMING Secretary of State Filed January 24, 1997

Name of Corporation:  Blackjack Financial, Inc..

Resident Agent:  Laughlin Associates, Inc.
1704 Westland Road, Cheyenne, WY 82001.

Number of Shares the corporation is authorized to issue: Unlimited with no nominal par value.

Governing Board shall be styled as Directors.  The First
Board of Directors shall consist of 1 member, Michael P. Martin,
1704 Westland Road, Cheyenne, WY 82001.

Signature of Incorporators:  The names and address of each
incorporator signing the articles:  /s/ Michael P. Martin, 1704
Westland Road, Cheyenne, WY 82001.